Exhibit 99.2

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8775
brett.kerr@calpine.com	bryan.kimzey@calpine.com

Calpine Corporation Announces Receipt of Requisite Consents and

Acceptance of Tendered 7.25% Senior Secured Notes due 2017

(HOUSTON, Texas) – October 31, 2013 – Calpine Corporation (NYSE: CPN) announced today that it has received, pursuant to its previously announced cash tender offer to purchase any and all of its outstanding 7.25% Senior Secured Notes due 2017 (CUSIP Nos. 131347 BP0, 131347 BR6 and U13055 AH8) (the “Notes”) and solicitation of consents (the “Consents”), the requisite consents to adopt the proposed amendments to the indenture governing the Notes (the “Offer and Consent Solicitation”).

Consents have been delivered with respect to $742,129,000 principal amount, or approximately 69% of the outstanding principal amount, of the Notes, which Notes had been validly tendered (and not validly withdrawn) as of 5:00 p.m., New York City Time, on October 30, 2013 (the “Consent Date”). In conjunction with receiving the requisite consents, a supplemental indenture (the “Supplemental Indenture”) to effect the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement, dated October 17, 2013 (the “Offer to Purchase”), has been executed. A holder’s right to validly withdraw tendered Notes and validly revoke delivered consents expired upon execution of the Supplemental Indenture.

Calpine Corporation also announced today that it has accepted for purchase tenders of $742,129,000 aggregate principal amount of the Notes, which Notes were tendered at or prior to the Consent Date, pursuant to the Offer and Consent Solicitation. Holders who validly tendered and did not withdraw their Notes prior to the Consent Date received $1,041.00 per $1,000 principal amount of Notes accepted for purchase pursuant to the Offer and Consent Solicitation, plus accrued and unpaid interest from the last interest payment date to, but not including, October 31, 2013. Following the acceptance for purchase of tendered Notes described above, Calpine Corporation mailed today a 30-day notice of redemption to the holders of the Notes that remain outstanding.

As previously announced, the Offer and Consent Solicitation will expire at 5:00 p.m., New York City Time, on November 29, 2013, unless extended or earlier terminated (the “Expiration Date”). Holders who validly tender their Notes after the Consent Date but at or prior to the Expiration Date, will be entitled to receive $1,011.00 per $1,000 principal amount of Notes accepted for purchase pursuant to the Offer and Consent Solicitation, plus accrued and unpaid interest from

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Calpine Corporation Announces Receipt of Requisite Consents and Acceptance of Tendered

7.25% Senior Secured Notes due 2017

October 31, 2013

the last interest payment date to, but not including, the Final Settlement Date (as such term is defined in the Offer to Purchase).

Citigroup Global Markets Inc. has been retained as the dealer manager and solicitation agent. D.F. King & Co., Inc. has been retained to serve as both the tender agent and the information agent. Persons with questions regarding the Offer and Consent Solicitation should contact Citigroup Global Markets Inc. at (toll-free) (800) 558-3745 or (collect) (212) 723-6106. Requests for copies of the Offer to Purchase, the related Consent and Letter of Transmittal (the “Letter of Transmittal”) and other related materials should be directed to D.F. King & Co., Inc. at (toll-free) (800) 769-7666 or (collect) (212) 269-5550.

None of Calpine Corporation or its affiliates, its board of directors, the dealer manager and solicitation agent, the tender agent and the information agent or the trustee for the Notes, makes any recommendation as to whether holders of the Notes should tender or refrain from tendering the Notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of the Notes or any other securities in any state in which such offer, solicitation or sale would be unlawful. The Offer and Consent Solicitation is made only through the use of the Offer to Purchase and the accompanying Letter of Transmittal. The Offer and Consent Solicitation is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Offer and Consent Solicitation is required to be made by a licensed broker or dealer, the Offer and Consent Solicitation will be deemed to be made on behalf of Calpine Corporation by the dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Calpine

Calpine Corporation generates more electricity than any other independent power producer in America, with a fleet of 93 power plants in operation or under construction, representing more than 28,000 megawatts of generation capacity. Serving customers in 20 states and Canada, we specialize in developing, constructing, owning and operating natural gas-fired and renewable geothermal power plants that use advanced technologies to generate power in a low-carbon and environmentally responsible manner. Our clean, efficient, modern and flexible fleet is uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, stricter environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. We focus on competitive wholesale power markets and advocate for market-driven solutions that result in nondiscriminatory forward price signals for investors.

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Calpine Corporation Announces Receipt of Requisite Consents and Acceptance of Tendered

7.25% Senior Secured Notes due 2017

October 31, 2013

Forward-Looking Information

In addition to historical information, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning expectations regarding the results of the Offer and Consent Solicitation, expected financial performance and strategic and operational plans, as well as assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine’s reports and registration statements filed with the Securities and Exchange Commission, including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2012. These filings are available by visiting the Securities and Exchange Commission’s website at www.sec.gov or Calpine’s website at www.calpine.com. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Calpine undertakes no obligation to update any such statements.

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